Exhibit 10.24

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS EMPLOYMENT AGREEMENT is made and entered into as of May 1, 1995, between PolyVision Corporation, a New York corporation (the "Company"), and Mel Schrieberg (the "Executive").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the future growth and success of the Company is expected to be substantial;

     WHEREAS, the Executive has substantial experience in marketing and sales;

     WHEREAS, the Board has determined that an employment agreement will reinforce and encourage the continued attention and dedication of the Executive to the Company and its shareholders, and the Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided; and

     WHEREAS, in order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

     2. Term. The employment of the Executive by the Company hereunder and as provided in Section 1 will commence as of May 1, 1995 (the "Commencement Date") and will continue in effect (a) until either party gives notice to the other, as provided in Section 6(e) that such party does not wish to continue the Executive's employment hereunder, or (b) unless terminated as provided in Sections 6(a), (b), (c) and (d).

     3. Position and Duties. The Executive shall serve as Executive Vice President of the Company with such responsibilities, duties and authority as are customary for such a position and office and as may from time to time be assigned to the Executive by the Company's Board or other senior executive officers, provided that the same is consistent with the Executive's office as Executive Vice President, including, without limitation, to conduct the marketing and sales activities of the Company's subsidiary, Greensteel, Inc. The Executive shall devote

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substantially all of his working time and efforts to the business and affairs of the Company, provided that the Executive may be involved in charitable and trade association activities and make passive investments that do not materially detract from the discharge of his responsibilities hereunder.

     4.   Compensation and Related Matters.

          (a) Salary. During the term of the Executive's employment hereunder, the Company shall pay to the Executive an annual base salary at a rate of $90,000. In addition, the Executive will draw an additional $12,000 per year as an advance on his incentive compensation, as described in Section 4(b) below. Such salary and incentive compensation advance shall be paid together in substantially equal periodic installments in accordance with the normal payroll practice of the Company.

          (b) Incentive Compensation.

               (i) The Executive shall be entitled to receive incentive compensation of up to $45,000 for the Company's fiscal year ending April 30, 1997 ("Fiscal Year 1997") for achieving up to 100% of the Company's planned "order book" for such year. In the event the Executive achieves less than 70% of the order book in Fiscal Year 1997, no incentive compensation will be earned or paid. In the event the Executive achieves 70% or more up to 100% of the order book in Fiscal Year 1997, he will be entitled to a pro-rata amount of the $45,000 incentive compensation based on the percentage of the order book achieved between 70% and 100% (for example, the incentive compensation would be $22,500 if 85% of the order book is achieved).

               (ii) The Executive shall be entitled to receive incentive compensation of $90,000 in Fiscal Year 1997 for achieving 150% of the Company's planned order book for such year. In the event the Executive achieves 200% or more of the order book in Fiscal Year 1997, the Executive may receive an additional discretionary amount determined by the President or the Chief Executive Officer of the Company and approved by the Company's Board of Directors or the Compensation Committee thereof.

               (iii) The Company will pay the Executive the incentive compensation referred to above, if any, within 60 days following the last day of the Company's 1997 Fiscal Year. In the event the incentive compensation advance paid to the Executive referred to in Section 4(a) exceeds the total incentive compensation that would be payable under Section 4(b)(i) or (ii) when calculated as therein provided, the Executive shall be required to repay the Company such excess amount within 60 days following the last day of the Company's 1997 Fiscal Year.

          (c) Stock Options. On the Commencement Date, the Company will grant the Executive incentive stock options (the "Stock Options") to purchase 20,000 shares of Common Stock, par value $.001 per share, of the Company (the "Company Stock") at an exercise price

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equal to $3.86 per share, which is 110% of the average high and low price of the
Company Stock on the American Stock Exchange during the thirty (30) trading days following the spin-off of the Company by The Alpine Group, Inc., vesting in four
(4) equal installments on the first, second, third and fourth annual anniversary of the Commencement Date.

     In the event of termination of employment (i) by the Executive, under
Section 6(e)(ii), prior to the fourth anniversary of the Commencement Date or
(ii) pursuant to Section 6(c), all Stock Options not theretofore exercisable will lapse and be forfeited. In the event the Executive's employment is terminated for any other reason prior to the fourth anniversary of the Commencement Date all Stock Options not theretofore exercisable will thereupon become exercisable. Except as otherwise provided herein or in Section 9, each Stock Option will expire 10 years after it is granted.

          (d) Restricted Stock Grant. On the Commencement Date, subject to approval by the Company's Compensation Committee, the Company will grant to the Executive 6,000 shares of Common Stock, par value $.001 per share, of the Company (the "Company Stock") pursuant to a Restricted Stock Grant Plan or other plan, which restricted shares shall be set aside in the custody, control and possession of the Company and released to the Executive at the rate of 1,500 shares on each anniversary of the Commencement Date, provided that in the event Executive's employment is terminated under Section 6(a), (b) or (c) or by Executive without Good Reason, then the scheduled releases on any subsequent anniversary of the Commencement Date shall be canceled and forfeited. Any shares not released shall be canceled and retired by the Company. For purposes of this
Section 4(c) only, the Commencement Date shall be May 1, 1995.

          (e) Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including (i) all expenses of travel and living expenses while away from home or business or at the request of and in the service of the Company and (ii) leasing an automobile, plus all expenses of parking, maintaining, operating and insuring the automobile, provided that all such expenses are accounted for in accordance with the policies and procedures established by the Company as of January 1, 1996.

          (f) Other Benefits. The Company shall maintain in full force and effect and the Executive shall be entitled to participate in all of the fringe benefit plans and arrangements of the Company in effect on the date hereof (including, without limitation, each group life insurance and accident plan, medical and dental insurance plans, and disability plan) as are presently provided to other executives of the Company.

          (g) Office and Support Staff. During the term of this Agreement, the Executive shall be entitled to administrative support as determined and assigned by the Company's senior executive officers.

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     5. Performance Review. On or before December 31, 1996, the Executive shall be given a performance and salary review by the President of the Company.

     6. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

     (a) Death. The Executive's employment hereunder shall terminate upon his death.

          (b) Disability. The Company may terminate the Executive's employment hereunder if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six month period) the Executive shall not have returned to the performance of his duties hereunder on a full-time basis.

          (c) Cause. The Company may terminate the Executive's employment hereunder for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's disability) after written notice is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, which is not cured within thirty (30) days after such written notice, or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity pursuant to Section 10 hereof), without prior notice. For purposes of this paragraph, an act, or failure to act, on the Executive's part shall not be considered "willful" if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interests of the Company.

          (d) Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean:

               (i) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company; and

               (ii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirement of Section 6(f) hereof (and for purposes of this Agreement no such purported termination shall be effective).

          (e)  Termination Election.

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          (i) A notice to the Executive by the Company will constitute an election by the Company to terminate the Executive's employment (A) without Cause thirty (30) days following the date of delivery of the notice or (B) with Cause on the date specified in such notice, which may be the date such notice is given.

          (ii) A notice to the Company by the Executive will constitute an election by the Executive to terminate Executive's employment without Good Reason sixty (60) days following the date of delivery of the notice.

          (iii) In no event, however, shall the term of the Executive's employment hereunder extend beyond the end of the month in which the Executive's sixty-fifth (65th) birthday occurs.

          (f) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean only a notice which is based upon, and shall indicate, the specific termination provision in this Agreement relied upon and, except for a termination under Section 6(d) hereof, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (g) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 6(b) or (c) above, the date specified in the Notice of Termination, (iii) if the Executive's employment is terminated by either of the elections pursuant to Section 6(e) above, the applicable date of termination determined under Section 6(e) above, and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided, however, that, if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     7. Compensation Upon Termination or During Disability.

          (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Executive shall continue to receive, or receive the benefit of (as the case may be), all items described in Section 4 hereinabove at the rate then in effect for such period until his employment is terminated pursuant to Section 6(b) hereof, provided that payments so made to the Executive during the first 180 days of the disability period shall be reduced by the sum of the amounts,

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if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

          (b) The Company shall maintain in full force and effect, for the continued benefit of the Executive for six (6) months following the Date of Termination due to Disability, all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

          (c) If the Executive's employment is terminated by his death, the Company shall pay any amounts due to, or for the benefit of, or which would otherwise have been paid to the Executive under Section 4 hereof for a period ending six (6) months after the date of his death.

          (d) If the Executive's employment shall be terminated by the Company for Cause, the Company shall pay all amounts under Section 4 hereof due to, or for the benefit of, the Executive through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

          (e) If the Executive's employment is terminated by the Company under
Section 6(e)(i)(A) hereof or by the Executive for Good Reason, the Company shall pay to the Executive as severance in one lump sum an amount equal to one-half the annual base salary in effect immediately prior to such termination.

          (f) The Company shall maintain in full force and effect, for the continued benefit of the Executive for six (6) months following the Date of Termination of the Executive's employment all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

     8. Mitigation. In the event that the Executive receives benefits from other employment after the Date of Termination, the benefits to be provided by the Company under the provisions of Section 7(b) shall be correspondingly reduced.

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     9. Termination/Unexercised Stock Options. In the event of the termination of the employment of the Executive for any reason, all unexercised and exercisable stock options granted to him hereunder must be exercised by him, or his estate (or heir(s)), as the case may be, before the second anniversary of the termination of his employments, but in no event after the tenth anniversary of the date of grant thereof, any such options not exercised by that date will lapse immediately thereafter.

     10. Confidentiality, Non-Solicitation, Non-Competition.

          (a) The Executive agrees that he will not, either directly or indirectly, use or divulge to any person, firm, corporation, partnership or other legal entity, either during the term of this Agreement or thereafter, or make known to any person, firm, corporation, partnership or other legal entity, any Confidential Information (as hereinafter defined) of the Company. Executive shall keep secret and confidential all matters entrusted to Executive and shall not use or attempt to use any such Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company. For purposes of this Agreement, "Confidential Information" shall mean and include, without limitation, any patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know-how," trade secrets, technology, custom computer hardware or software, customer or client lists, details of client contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers or suppliers, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs, processes, procedures, formulas or improvements of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof.

          (b) The Executive further agrees that he will not, at any time during the term of this Agreement or within two (2) years after the termination of his employment hereunder, however caused, solicit, interfere with or endeavor to entice away from the Company any customer or employee of the Company.

          (c) The Executive agrees that during the term of this Agreement and for a period of two (2) years after the termination of his employment with the Company, however caused, he will not within the United States of America, directly or indirectly, engage in any business or own or control any interest in, or act as a shareholder, director, officer, partner, trustee, employee, independent contractor, consultant or other agent of any person, firm, corporation, partnership or other legal entity, directly or indirectly engaged in the business conducted by the Company. The Executive acknowledges that the business of the Company extends beyond the geographic area of the State of New York (and is intended to extend nationwide) and that, accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic areas but throughout the United States of America.

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          (d) The Executive acknowledges that the foregoing provisions are an essential part of such transaction, and Executive agrees to be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be enforceable. If any court of competent jurisdiction should determine that the duration, reach and/or scope (geographic or otherwise) of the agreements contained herein are unreasonable, then to the fullest extent permitted by law, the court may prescribe a reasonable duration, reach and/or scope (geographic or otherwise).

     11.  Successors; Binding Agreement.

          (e) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of the Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in the Agreement, "Company" shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (f) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

     12. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:     Mr. Mel Schrieberg
                              2077 Center Avenue - #18A
                              Fort Lee, New Jersey 07024

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     If to the Company:       PolyVision Corporation
                              866 North Main Street Extension
                              Wallingford, Connecticut 06492

                              Attn: Chief Executive Officer

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     13. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designed by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions as the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of New York, without regard to its conflicts of law principles.

     14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements,promises, covenants, arrangements, communications, representations or warranties,

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whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        POLYVISION CORPORATION

                                        By:  /s/ Ivan Berkowitz
                                             -----------------------------------
                                        Ivan Berkowitz
                                        Chief Executive Officer



                                        /s/ Mel Schrieberg
                                        ----------------------------------------
                                        Mel Schrieberg

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